Exhibit (d)(2)

ASAT HOLDINGS LIMITED

NON-QUALIFIED STOCK OPTION AGREEMENT

pursuant to the

ASAT HOLDINGS LIMITED

STOCK OPTION PLAN

* * * * *

Optionee:

Grant Date:

Per Share Exercise Price: US$

Number of Option Shares subject to this Option:
(equivalent to          American Depositary Shares, each representing 5 Ordinary Shares)

* * * * *

THIS NON-QUALIFIED STOCK OPTION AGREEMENT (this “Agreement”), dated as of the Grant Date specified above, is entered into by and between ASAT Holdings Limited a Cayman Islands company (the “Company”), and the Optionee specified above, pursuant to the ASAT Holdings Limited Stock Option Plan, as in effect and as amended from time to time (the “Plan”) and

WHEREAS, it has been determined under the Plan that it would be in the best interests of the Company to grant the non-qualified stock option provided for herein to the Optionee;

NOW, THEREFORE, in consideration of the mutual covenants and premises hereinafter set forth and for other good and valuable consideration, the parties hereto hereby mutually covenant and agree as follows:

1.      Incorporation By Reference; Plan Document Receipt.  This Agreement is subject in all respects to the terms and provisions of the Plan (including, without limitation, any amendments thereto adopted at any time and from time to time unless such amendments are expressly intended not to apply to the grant of the option hereunder), all of which terms and provisions are made a part of and incorporated in this Agreement as if they were each expressly set forth herein. Any capitalized term not defined in this Agreement shall have the same meaning as is ascribed thereto under the Plan. The Optionee hereby acknowledges receipt of a true copy of the Plan and that the Optionee has read the Plan carefully and fully understands its content. In the event of any conflict between the terms of this Agreement and the terms of the Plan, the terms of the Plan shall control.

2.      Definitions.  Capitalized Terms shall have the meaning ascribed to them in the Plan. In addition, for purposes of this Agreement, the following terms shall have the meanings set forth below:

2.1      “Cause,” if the Optionee is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Cause” means (i) any act or omission that constitutes a material breach by the Optionee of any material agreement with, or material written policy of, the Company or any Subsidiary, (ii) the failure or refusal of the Optionee to follow any lawful reasonable written direction of the Board or any employee of the Company or any Subsidiary to whom the Optionee reports, (iii) the commission by the Optionee of a felony or a crime involving moral turpitude or the perpetration by an employee of a common law fraud, or (iv) any other willful act or omission by the Optionee which is or will be materially injurious to, the financial condition or business reputation of, or is otherwise materially injurious to the Company.

2.2      “Disability,” if the Optionee is a party to an employment agreement, shall have the same meaning as in such employment agreement, otherwise, “Disability” means disability as determined by the Board in accordance with the standards and procedures similar to those under the Company’s long-term disability plan, if any. Subject to the first sentence of this Section 2.2, at any time that the Company does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability which is determined to be total and permanent by a doctor selected in good faith by the Company.

3.      Grant of Option.  The Company hereby grants to the Optionee, as of the Grant Date specified above, a non-qualified stock option (this “Stock Option”) to acquire from the Company at the Per Share Exercise Price specified above, the aggregate number of Ordinary Shares specified above (the “Option Shares”). This Stock Option is not to be treated as (and is not intended to qualify as) an incentive stock option within the meaning of Section 422 of the Code.

4.      No Dividend Equivalents.  The Optionee shall not be entitled to receive a cash payment in respect of the Option Shares underlying this Stock Option on any dividend payment date for the Ordinary Shares.

5.      Exercise of this Stock Option.

5.1      This Stock Option shall become exercisable as follows:

•	10%, on the date six months from the Grant Date, provided the Optionee is then employed by the Company and/or one of its Subsidiaries;

•	15%, on the date one year from the Grant Date, provided the Optionee is then employed by the Company and/or one of its Subsidiaries;

•	25%, on the date two years from the Grant Date, provided the Optionee is then employed by the Company and/or one of its Subsidiaries;

•	25%, on the date three years from the Grant Date, provided the Optionee is then employed by the Company and/or one of its Subsidiaries; and

•	25%, on the date four years from the Grant Date, provided the Optionee is then employed by the Company and/or one of its Subsidiaries.

5.2      The Board may, in its sole discretion, accelerate the exercisability of any unexercisable portion of this Stock Option at any time.

5.3      Unless earlier terminated in accordance with the terms and provisions of the Plan and/or this Agreement, this Stock Option shall expire and shall no longer be exercisable after the expiration of ten years from the Grant Date (the “Option Period”).

5.4      In no event shall this Stock Option be exercisable for a fractional share of Ordinary Shares.

6.      Method of Exercise and Payment.  This Stock Option shall be exercised by the Optionee by delivering to the Secretary of the Company or his designated agent on any business day (the “Exercise Date”) a written notice, in such manner and form as may be required by the Company, specifying the number of the Option Shares the Optionee then desires to acquire (the “Exercise Notice”). The Exercise Notice shall be accompanied by payment of the aggregate Per Share Exercise Price for such number of the Option Shares to be acquired upon such exercise. Such payment shall be made in the manner set forth in Section 6.4 of the Plan.

7.      Termination of Employment.

7.1      If the Optionee’s employment with the Company or any Subsidiary is terminated for any reason, any unexercisable portion of this Stock Option shall terminate on the date of such termination and such portion of this Stock Option shall be canceled by the Company.

7.2.      If the Optionee’s employment with the Company or any Subsidiary is terminated for Cause, such Optionee’s rights, if any, to exercise any then exercisable portion of the Stock Option, shall terminate on the date of such termination for Cause and such portion of the Stock Option shall be canceled by the Company.

7.3.      If the Optionee’s employment with the Company or any Subsidiary is terminated for any reason other than death, Disability or by the Company for Cause, such Optionee’s rights, if any, to exercise any then exercisable portion of this Stock Option shall terminate ninety (90) days after the date of such termination (but not beyond the expiration of the Option Period) and thereafter such Stock Option shall be canceled by the Company; provided, however, that if during such ninety (90) day period the Optionee becomes employed by an entity which competes in any respect with the Company, any then unexercisable portion of this Stock Option shall immediately terminate and such portion of this Stock Option shall be canceled by the Company.

7.4.      If the Optionee’s employment with the Company or any Subsidiary is terminated as a result of the Optionee’s death or Disability, such Optionee’s (and such Optionee’s estate’s designated beneficiaries or other legal representative, as the case may be, and as determined by the Board) rights, if any, to exercise any then exercisable portion of this Stock Option shall terminate one year after the date of such termination (but not beyond expiration of the Option Period) and thereafter such Stock Option shall be canceled by the Company.

7.5      The Board or the Committee, in its sole discretion, may determine that the Optionee’s Stock Option, to the extent exercisable immediately prior to any termination of employment or as a result thereof, may remain exercisable for an additional specified time period after the period specified above in this Section 7 expires (subject to any other applicable terms and provisions of the Plan and the relevant Award Agreement), but not beyond the expiration of the Option Period.

8.      Non-transferability.

8.1      Except as provided in Section 8.2, (i) this Stock Option, and any rights or interests therein, shall not be sold, exchanged, transferred, assigned or otherwise disposed of in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee), other than by testamentary disposition by the Optionee or the laws of descent and distribution, (ii) this Stock Option shall not be pledged, encumbered or otherwise hypothecated in any way at any time by the Optionee (or any beneficiary(ies) of the Optionee) and shall not be subject to execution, attachment or similar legal process, and (iii) any attempt to sell, exchange, pledge, transfer, assign, encumber or otherwise dispose of or hypothecate this Stock Option, or the levy of any execution, attachment or similar legal process upon this Stock Option, contrary to the terms of this Agreement and/or the Plan shall be null and void and without legal force or effect.

8.2      During the Optionee’s lifetime, the Optionee may, with the consent of the Committee, transfer without consideration all or any portion of this Option to one or more members of his or her Immediate Family, to a trust established for the exclusive benefit of one or more members of his or her Immediate Family, or to a partnership of which members of his or her Immediate Family are the only partners. For purposes of this Agreement, Immediate Family means the Optionee’s children, stepchildren, grandchildren, parents, stepparents, grandparents, spouse, siblings (including half brothers and sisters), in-laws, and relationships arising because of legal adoption.

9.      Entire Agreement; Amendment.  This Agreement contains the entire agreement between the parties hereto with respect to the subject matter contained herein, and supersedes all prior agreements or prior understandings, whether written or oral, between the parties relating to such subject matter. The Board or the Committee shall have the right, in its sole discretion, to modify or amend this Agreement from time to time in accordance with and as provided in the Plan; provided, however, that no such modification or amendment shall materially adversely affect the rights of the Optionee under this Stock Option without the consent of the Optionee. This Agreement may also be modified or amended by a writing signed by both the Company and the Optionee. The Company shall give written notice to the Optionee of any such modification or amendment of this Agreement as soon as practicable after the adoption thereof.

10.    Notices.  Any Exercise Notice or other notice which may be required or permitted under this Agreement shall be in writing, and shall be delivered in person or via facsimile transmission, overnight courier service or certified mail, return receipt requested, postage prepaid, properly addressed as follows.

10.1    If such notice is to the Company, to the attention of, the Chief Financial Officer of ASAT Holdings Limited, 14th Floor, QPL Industrial Building, 138 Texaco Road, Tsuen Wan, New Territories, Hong Kong (852-2407-1868 fax), or at such other address as the Company, by notice to the Optionee, shall designate in writing from time to time.

10.2    If such notice is to the Optionee, at his or her address as shown on the Company’s records, or at such other address as the Optionee, by notice to the Company, shall designate in writing from time to time.

11.    Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of Hong Kong, without reference to the principles of conflict of laws thereof.

12.    Compliance with Laws.  The issuance of this Stock Option (and the Option Shares upon exercise of this Stock Option) pursuant to this Agreement shall be subject to, and shall comply with, any applicable requirements of any federal and state securities laws, rules and regulations (including, without limitation, the provisions of the Securities Act of 1933, the Securities Exchange Act of 1934 and the respective rules and regulations promulgated thereunder) and any other law or regulation applicable thereto. The Company shall not be obligated to issue this Stock Option or any of the Option Shares pursuant to this Agreement if any such issuance would violate any such requirements.

14.    Binding Agreement; Assignment.  This Agreement shall inure to the benefit of, be binding upon, and be enforceable by the Company and its successors and assigns. The Optionee shall not assign any part of this Agreement without the prior express written consent of the Company.

15.    Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same instrument.

16.    Headings.  The titles and headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of this Agreement.

17.    Further Assurances.  Each party hereto shall do and perform (or shall cause to be done and performed) all such further acts and shall execute and deliver all such other agreements, certificates, instruments and documents as any party hereto reasonably may request in order to carry out the intent and accomplish the purposes of this Agreement and the Plan and the consummation of the transactions contemplated thereunder.

18.    Severability.  The invalidity or unenforceability of any provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement in such jurisdiction or the validity, legality or enforceability of any provision of this Agreement in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Optionee has hereunto set his hand, all as of the Grant Date specified above.

ASAT Holdings Limited

By:
Name: Title:
Optionee